Exhibit 10.1

RECEIVABLES SALE AGREEMENT

DATED AS OF JUNE 9, 2015 AND

EFFECTIVE AS OF MAY 31, 2015

AMONG

STREAM INTERNATIONAL INC.,

AS ORIGINATOR

AND

CONVERGYS FUNDING INC.,

AS BUYER

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Section 7.8	WAIVER OF JURY TRIAL	23
Section 7.9	Integration; Binding Effect; Survival of Terms	24
Section 7.10	Counterparts; Severability; Section References	24

EXHIBITS AND SCHEDULES

Exhibit I	-	Definitions

Exhibit II	-	Originator’s Chief Executive Office, Locations of Records; State of Incorporation and Organization Number; Federal Employee Identification Number; Other Names

Exhibit III	-	Lock-Boxes; Collection Accounts; Collection Banks

Exhibit IV	-	[Reserved]

Exhibit V	-	Credit and Collection Policy

Exhibit VI	-	[Form of] Subordinated Note

Exhibit VII	-	[Form of] Receivables Report for the Originator

Schedule A		List of Documents to Be Delivered to Buyer Prior to the initial Purchase

ii

RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT, dated as of June 9, 2015 and effective as of May 31, 2015, is by and among Stream International Inc., a Delaware corporation (the “Originator”), and Convergys Funding Inc., a Kentucky corporation (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meanings assigned to such terms in Exhibit I to the Purchase Agreement hereinafter defined).

PRELIMINARY STATEMENTS

The Originator now owns, and from time to time hereafter will own, Receivables. The Originator wishes to sell and assign to Buyer, and Buyer wishes to purchase from the Originator, all of the Originator’s right, title and interest in and to its Receivables, together with the Related Security and Collections with respect thereto.

Each of the Originator and Buyer intends the transactions contemplated hereby to be true sales of the Receivables from the Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables originated by the Originator, and none of the Originator or Buyer intends these transactions to be, or for any purpose to be characterized as, loans from Buyer to the Originator.

Following the purchase of Receivables from the Originator, Buyer will sell undivided interests in the Receivables and in the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of June 30, 2009 (as amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”) among Buyer, Convergys Corporation, an Ohio corporation (“Convergys”), as initial Servicer, Liberty Street Funding LLC, a Delaware limited liability company, (“Liberty Street” or the “Conduit”), The Bank of Nova Scotia, a Canadian chartered bank acting through its New York Agency (“Scotiabank”), and its assigns thereunder (collectively, the “Scotiabank Committed Purchasers” and, together with Liberty Street, the “Scotiabank Group”), Wells Fargo Bank, N.A. (“Wells Fargo” and each of the Conduit, the Scotiabank Committed Purchasers and Wells Fargo, a “Purchaser” and, collectively, the “Purchasers”), Scotiabank, in its capacity as agent for the Scotiabank Group (the “Scotiabank Group Agent”) and Wells Fargo, in its capacity as administrative agent for Scotiabank Group, Wells Fargo and the Scotiabank Group Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

AMOUNTS AND TERMS

Section 1.1 [Reserved]

Section 1.2 Sales of Receivables.

(a) In consideration for payment of the Purchase Price in accordance with Section 1.3 and upon the terms and subject to the conditions set forth herein, effective on the Effective Date, the Originator hereby sells, assigns, transfers, sets-over and otherwise conveys to Buyer, without recourse (except to the extent expressly provided herein), and Buyer hereby agrees to purchase from the Originator, all of the Originator’s right, title and interest in and to all of the Originator’s Receivables existing on the Initial Cutoff Date and all Receivables originated by the Originator on each day after the Initial Cutoff Date through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereof. In connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that the Originator deliver, and the Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request.

(b) It is the intention of the parties hereto that each Transfer of Receivables made hereunder shall constitute a “sale of accounts” (as such term is used in Article 9 of the UCC) or other outright conveyance, which Transfer is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed pursuant to Section 1.4, the Transfers of Receivables hereunder are made without recourse to the Originator; provided, however, that (i) the Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by the Originator pursuant to the terms of the Transaction Documents to which the Originator is a party, and (ii) such Transfers do not constitute and are not intended to result in an assumption by Buyer or any assignee thereof of any obligation of the Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of the Originator. In view of the intention of the parties hereto that each Transfer of Receivables made hereunder shall constitute a sale or other outright conveyance of such Receivables rather than a loan secured thereby, the Originator agrees that it will, on or prior to the Effective Date and in accordance with Section 4.1(e)(ii), mark its master data processing records relating to the Receivables with a legend acceptable to Buyer and to the Administrative Agent (as Buyer’s collateral assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and agrees to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Administrative Agent (as Buyer’s collateral assignee), the Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables originated by the Originator and the Related Security and Collections with respect thereto, or as Buyer or the Administrative Agent (as Buyer’s collateral assignee) may reasonably request.

Section 1.3 Payment for the Purchases.

(a) The Purchase Price for each Receivable purchased on the Effective Date shall be due and owing in full by Buyer to the Originator or its designee on the Effective Date, and thereafter the Purchase Price for each Receivable shall be due and owing in full by Buyer to the Originator or its designee on the date each such Receivable comes into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by the Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to the Originator in the manner provided in the following paragraphs (b), (c) and (d).

(b) With respect to any Receivables coming into existence after the Initial Cutoff Date, on each Settlement Date, Buyer shall pay the Purchase Price therefor to the Originator in accordance with Section 1.3(d) and in the following manner:

first, by delivery of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in the Receivables to the Administrative Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand; and/or second, by delivery of the proceeds of a subordinated loan from the Originator to Buyer (a “Subordinated Loan”) in an amount not to exceed the lesser of (A) the remaining unpaid portion of such Purchase Price, and (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount. The Originator is hereby authorized by Buyer to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

Subject to the limitations set forth in clause second above, the Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Originator’s Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Administrative Agent or the Purchasers.

(c) From and after the Termination Date, the Originator shall not be obligated to (but may, at its option) sell its Receivables to Buyer unless the Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from sales of interests in the Receivables pursuant to the Purchase Agreement, Collections, proceeds of Subordinated Loans, other cash on hand or otherwise.

(d) Although the Purchase Price for each Receivable existing on the Initial Cutoff Date and all Receivables originated by the Originator on each day after the Initial Cutoff Date through and including the Effective Date shall be due and payable in full by Buyer to the Originator on the Effective Date and thereafter the Purchase Price for each Receivable shall be due and payable in full by Buyer to the Originator on the date such Receivable comes into existence, settlement of the Purchase Price between Buyer and the Originator shall be effected on a monthly basis on Settlement Dates with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the Receivables Report delivered by the Servicer pursuant to Article VIII of the Purchase Agreement for the Calculation Period then most recently ended. Although settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under the applicable Subordinated Note made pursuant to Section 1.3(b) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

Section 1.4 Purchase Price Credit Adjustments. If on any day, the Originator is deemed to have received a Deemed Collection with respect to any Receivable sold by it to Buyer hereunder, then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to the Originator hereunder in an amount equal to such Deemed Collection. If such Purchase Price Credit exceeds the original Outstanding Balance of the Receivables originated by the Originator on such day, then the Originator shall pay the remaining amount of such Purchase Price Credit in cash within 10 Business Days thereafter; provided that if the Termination Date has not occurred, the Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under its Subordinated Note to the extent permitted thereunder.

Section 1.5 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited In accordance with the terms hereof on the day when due in immediately available funds to the account of the Originator designated from time to time by the Originator or as otherwise directed by the Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, interest thereon at the Default Rate in respect thereof until paid in full; provided, however, that such Default Rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.6 Transfer of Records.

(a) In connection with each Transfer of a Receivable by the Originator hereunder, the Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of the Originator’s right and title to and interest in the Records (other than the Specified Contracts) relating to such Receivable and, to the extent provided by Section 9- 404, 9-405, 9-406 or 9-408 of the UCC, the Specified Contracts relating to such Receivable, in each case without the need for any further documentation in connection with such Transfer. In connection with each such Transfer, the Originator hereby grants to each of Buyer, the Administrative Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by the Originator to account for the Receivables originated or serviced by the Originator, to the extent necessary to administer such Receivables, whether such software is owned by the Originator or is owned by others and used by the Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, the Originator hereby agrees that upon the request of Buyer (or the Administrative Agent, as Buyer’s collateral assignee), the Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the indefeasible payment in full of the Aggregate Unpaids, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) The Originator (i) shall take such action requested by Buyer and/or the Administrative Agent (as Buyer’s collateral assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer has an enforceable ownership interest in the Records (other than the Specified Contracts) relating to the Receivables purchased from the Originator hereunder and to the extent provided by Section 9-404, 9-405, 9-406 or 9-408 of the UCC, the Specified Contracts relating to the Receivables purchased from the Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Administrative Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for such Receivables and/or to recreate such Records.

Section 1.7 Characterization.

(a) If, notwithstanding the intention of the parties expressed in Section 1.2(b), any sale by the Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale, or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that each sale of Receivables hereunder shall constitute a true sale thereof, the Originator hereby grants to Buyer a valid and perfected security interest in all of the Originator’s right, title and interest in, to and under all Receivables now existing and hereafter arising, and in all Collections and Related Security with respect thereto (including, without limitation, each Lock-Box and Collection Account), all other rights and payments relating to the Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables originated by the Originator together with all other obligations of the Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. Buyer shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative. The Originator hereby authorizes Buyer (or the Administrative Agent, as Buyer’s collateral assignee), within the meaning of Section 9-509 of any applicable enactment of the UCC, as secured party, to file, without the signature of the debtor, the UCC financing statements contemplated hereby.

(b) The Originator acknowledges that Buyer, pursuant to the Purchase Agreement, shall collaterally assign to the Administrative Agent, for the benefit of the Administrative Agent and the Purchasers thereunder, all of its rights, remedies, powers and privileges under this Agreement and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. The Originator agrees that the Administrative Agent, as the collateral assignee of Buyer, shall, following the occurrence and during the continuance of an Amortization Event, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder, and, in any case, without regard to whether specific reference is made to Buyer’s assigns or collateral assignees in the provisions of this Agreement which set forth such rights and remedies) and the Originator agrees to cooperate fully with the Administrative Agent, the Scotiabank Group Agent and the Purchasers in the exercise of such rights and remedies, The Originator further agrees to give to the Administrative Agent copies of all notices it is required to give to Buyer hereunder.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Originator. The Originator hereby represents and warrants to Buyer, as to the Originator and the Receivables originated by it, that, as of the date of each Purchase:

(a) Corporate Existence and Power. The Originator Is a corporation duly organized, validly existing and in good standing under the laws of the state mentioned after its name in the preamble to this Agreement, and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which Its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and the Originator’s use of the proceeds of each Purchase made from it hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Originator is a party has been duly executed and delivered by the Originator.

(c) No Conflict; No Bulk Sale. The execution and delivery by the Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws or any shareholder agreements, voting trusts, and similar arrangements applicable to any of its authorized shares, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound (other than any breach of confidentiality of any Contract which results solely from disclosure of the existence of such Contract in an Invoice or Related Security relating to such Contract and which does not impair, restrict or any way affect the obligation of the applicable Obligor thereunder, including, without limitation, obligation to pay a specified sum of money thereunder), or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Originator or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect. No transaction contemplated hereby with respect to the Originator requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of the Originator’s knowledge, threatened, against or affecting the Originator, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. The Originator is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which the Originator is a party constitute the legal, valid and binding obligations of the Originator enforceable against the Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information, other than Projections, heretofore furnished by a Responsible Officer of the Originator to Buyer (or to the Administrative Agent, as Buyer’s collateral assignee) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by a Responsible Officer of the Originator to Buyer (or to the Administrative Agent, as Buyer’s collateral assignee) will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. No proceeds of any Purchase from the Originator hereunder will be used (i) for a purpose that violates, or would be inconsistent with, any law, rule or regulation applicable to the Originator or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each Purchase from the Originator hereunder, the Originator (i) is the legal and beneficial owner of the Receivables which are to be the subject of such Purchase and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from the Originator) (i) legal and equitable title to, with the right to sell and encumber each Receivable, whether now existing or hereafter arising, together with the Collections with respect thereto, and (ii) all of the Originator’s right, title and interest in the Related Security associated with each such Receivable, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed (or delivered to the Administrative Agent (as Buyer’s collateral assignee) in form suitable for filing) all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables originated by the Originator, the Related Security and the Collections.

(k) Places of Business and Locations of Records. The state of organization and chief executive office of the Originator and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. The Originator’s Federal Employer Identification Number and organizational identification number are correctly set forth on Exhibit II.

(l) Collections. The conditions and requirements set forth in Section 4.1(i) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III. The Originator has not granted any Person, other than Buyer (and, to the extent contemplated by the Purchase Agreement, the Servicer and the Administrative Agent, as Buyer’s collateral assignee) dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. Since December 31, 2014, no event has occurred that would have a Material Adverse Effect.

(n) Names. In the past five (5) years, the Originator has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II.

(o) Ownership of Originator. Convergys owns, directly or indirectly, 100% of the issued and outstanding shares of capital stock of the Originator, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Originator or similar rights or agreements pursuant to which such Originator may be required to issue, sell, repurchase or redeem any of its capital stock.

(p) Not an Investment Company. The Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. The Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. The Originator has complied in all material respects with its Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy.

(s) Payments to the Originator. With respect to each Receivable transferred hereunder by the Originator to Buyer, the Purchase Price received by the Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by the Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Nature of Receivables. Each Receivable is an “account” under and as defined in the UCC of all applicable jurisdictions.

(v) Accounting. The manner in which the Originator accounts for the transactions contemplated by this Agreement does not jeopardize the true sale analysis.

(w) Purpose. The Originator has determined that, from a business viewpoint, its sales of Receivables to Buyer and the other transactions contemplated herein and in the Purchase Agreement are in the best interests of the Originator.

(x) Eligible Receivables. Each Receivable that was included on any Receivables Report as an Eligible Receivable was an Eligible Receivable on the date on which it was sold to Buyer hereunder.

(y) Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information of the Originator or its Subsidiaries (other than Projections) furnished to the Administrative Agent or any Purchaser and described in Section 7.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of Buyer and each of Convergys and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments. Any Projections furnished by the Originator or by any Responsible Officer of the Originator to the Administrative Agent or any of the Purchasers for purposes of or in connection with this Agreement shall be, at the time so furnished, based upon estimates and assumptions stated therein, all of which the Originator believes to be reasonable and fair in light of conditions and facts known to the Originator at such time and reflect the good faith, reasonable and fair estimates by the Originator of the future performance of the Originator and the other information projected therein for the periods set forth therein.

(z) OFAC. Neither the Originator nor any Subsidiary of the Originator (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(aa) Patriot Act. The Originator and each Subsidiary of the Originator are in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”). No part of the proceeds of the purchases hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended

(bb) ERISA. The Originator and each affiliate that is a member of the same Controlled Group as the Originator is in compliance in all material respects with ERISA, and no lien exists in favor of the PBGC on any of the Receivables.

ARTICLE III.

CONDITIONS OF PURCHASE

Section 3.1 Conditions Precedent to Initial Purchase. The initial Purchase from the Originator under this Agreement is subject to the conditions precedent that (a) Buyer shall have received on or before the date of such Purchase those documents listed on Schedule A and (b) all of the conditions to the initial purchase under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2 Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay the Originator for Receivables coming into existence after the Initial Cutoff Date shall be subject to the further conditions precedent that: (a) the Facility Termination Date shall not have occurred; (b) Buyer (or the Administrative Agent, as Buyer’s collateral assignee) shall have received such other opinions or documents as it may reasonably request pursuant to Section 6.2 of the Purchase Agreement, and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by the Originator that such statements are then true):

(i) the representations and warranties of the Originator set forth in Article II are true and correct on and as of the date such Receivable came into existence as though made on and as of such date; and

(ii) no event has occurred and is continuing that will constitute a Termination Event or a Potential Termination Event.

Section 3.3 Reaffirmation of Representations and Warranties. The Originator, by accepting the Purchase Price related to each Purchase of the Originator’s Receivables and Related Security, shall be deemed to have certified that the representations and warranties of the Originator contained in Article II are true and correct as to the Originator on and as of the date of such Purchase, with the same effect as though made on and as of such day, and that each of the applicable conditions precedent set forth in this Article III has been satisfied as of the date of such purchase.

ARTICLE IV.

COVENANTS

Section 4.1 Affirmative Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, the Originator hereby covenants as set forth below:

(a) Financial Reporting. The Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP and furnish to Buyer (or to the Administrative Agent, as Buyer’s collateral assignee):

(i) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer, any of the Agents or any of the Purchasers, copies of the same.

(ii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Originator’s Credit and Collection Policy, a copy of its Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s (and the Administrative Agent’s, as Buyer’s assignee) consent thereto.

(iii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of the Originator as Buyer (or the Administrative Agent, as Buyer’s collateral assignee) may from time to time reasonably request in order to protect the interests of Buyer (and the Administrative Agent, as Buyer’s collateral assignee) under or as contemplated by this Agreement.

(b) Notices. The Originator will notify the Buyer (and the Administrative Agent, as Buyer’s collateral assignee) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Termination Events or Potential Termination Events. The occurrence of each Termination Event and each Potential Termination Event.

(ii) Judgment and Proceedings. (1) The entry of any judgment or decree against the Originator or any of its Subsidiaries in excess of $15,000,000 and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Originator which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement involving Indebtedness or a line of credit in excess of $5,000,000 pursuant to which the Originator is a debtor or an obligor.

(c) Compliance with Laws and Preservation of Corporate Existence. The Originator will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Originator will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect.

(d) Audits. The Originator will furnish to Buyer (and to the Administrative Agent and each Purchaser, as Buyer’s collateral assignees) from time to time such information with respect to it and the Receivables originated or serviced by it as Buyer (or the Administrative Agent or any of the Purchasers) may reasonably request. The Originator will, from time to time during regular business hours as requested by Buyer (or the Administrative Agent or any of the Purchasers), upon reasonable notice and at the sole cost of the Originator, permit Buyer and the Administrative Agent and each of the Purchasers or their respective agents or representatives: (i) to examine and make copies of and abstracts from all Records (other than Excluded Contracts) in the possession or under the control of the Originator relating to such Receivables and the Related Security (other than Excluded Contracts), including, without limitation, the related Contracts (other than Excluded Contracts) and the related Invoices, and (ii) to visit the offices and properties of the Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Originator’s financial condition or such Receivables and the Related Security or the Originator’s performance under any of the Transaction Documents or the Originator’s performance under the Contracts and, in each case, with any of the officers or employees of the Originator having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, except in connection with an Extension Request under and as defined in the Purchase Agreement or the addition of a new originator, so long as no Amortization Event or Potential Amortization Event (each, as defined in the Purchase Agreement) has occurred, the Originator and its Affiliates that are parties to any of the Transaction Documents shall only be responsible for the costs and expenses of two (2) Reviews in any one calendar year.

(e) Keeping and Marking of Records and Books.

(i) The Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables originated by it in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all such Receivables (including, without limitation, records adequate to permit the immediate identification of each such new Receivable and all Collections of and adjustments to each such existing Receivable). The Originator will give Buyer (and the Administrative Agent and each Purchaser, as Buyer’s collateral assignees) notice of any material change in the administrative and operating procedures referred to in the previous sentence other than a change in the type of software used by the Originator.

(ii) The Originator will: (A) on or prior to the Effective Date, mark its master data processing records and other books and records relating to the Receivables originated by it with a legend, acceptable to Buyer (and to the Administrative Agent, as Buyer’s collateral assignee), describing Buyer’s ownership interests in such Receivables and further describing the Receivables Interests of the Administrative Agent (on behalf of the Purchasers) under the Purchase Agreement and (B) upon the request of Buyer (or the Administrative Agent or any of the Purchasers, as Buyer’s collateral assignees) following the occurrence of a Termination Event or an Amortization Event (as defined in the Purchase Agreement: (x) mark each Contract with a legend describing Buyer’s ownership interests in such Receivables and further describing the Receivables Interests of the Administrative Agent (on behalf of the Purchasers) and (y) deliver to Buyer (or, following the occurrence and during the continuance of an Amortization Event, to the Administrative Agent, as Buyer’s collateral assignee) all Contracts (including, without limitation, all multiple originals of any such Contract that constitutes an instrument, a certificated security or chattel paper under the UCC but excluding Excluded Contracts) and all Invoices (including, without limitation, all multiple originals of any such Invoice that constitutes an instrument, a certificated security or chattel paper under the UCC) relating to such Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. The Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables originated or serviced by it, and (ii) comply in all material respects with its Credit and Collection Policy in regard to each such Receivable and the related Contract.

(g) Ownership. The Originator will take all necessary action to establish and maintain, irrevocably in Buyer, (i) legal and equitable title to the Receivables originated by the Originator and the associated Collections and (ii) all of the Originator’s right, title and interest in the Related Security associated with such Receivables, in each case, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and the Administrative Agent, as Buyer’s collateral assignee) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or the Administrative Agent, as Buyer’s collateral assignee) may reasonably request).

(h) Purchasers’ Reliance. The Originator acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from the Originator and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, the Originator will take all reasonable steps including, without limitation, all steps that Buyer (or the Administrative Agent, as Buyer’s collateral assignee) may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof and not just a division of the Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Originator (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between the Originator and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(i) Collections. The Originator shall direct all Obligors to make payments of the Originator’s Receivables directly to a Lock Box or Collection Account that has been transferred into the name of the Buyer (or the Administrative Agent, as Buyer’s collateral assignee) and is the subject of a Collection Account Agreement at a Collection Bank. If, notwithstanding the foregoing, any Obligor makes payment to the Originator, the Originator further agrees to remit any Collections (including any security deposits applied to the Outstanding Balance of any Receivable) that it receives on such Receivables directly to a Collection Bank for deposit into a Collection Account within two (2) Business Days after receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for Buyer (and the Administrative Agent, as Buyer’s collateral assignee); provided that, to the extent permitted pursuant to Section 1.3, the Originator may retain such Collections as a portion of the Purchase Price then payable to or apply such Collections to the reduction of the outstanding balance of its Subordinated Note.

(j) Taxes. Except to the extent that the Originator is included in consolidated tax returns or reports filed by Convergys, the Originator will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Originator will also pay when due any taxes payable in connection with the Receivables originated by it, exclusive of taxes on or measured by income or gross receipts of Buyer and its assigns.

(k) Insurance. The Originator will maintain in effect, at the Originator’s expense, such casualty and liability insurance as the Originator deems appropriate in its good faith business judgment. The Originator will pay the premiums therefor. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, the Originator’s obligations hereunder.

(l) Reports. The Originator shall prepare the following reports and forward to the Servicer (i) on the 20th day of each month or if such date is not a Business Day, the next Business Day, and at such times as the Servicer shall request (the “Receivables Reporting Date”), a Receivables Report and (ii) at such times as the Servicer shall reasonably request, a listing by Obligor of all Receivables originated by the Originator together with an aging of such Receivables.

Section 4.2 Negative Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, the Originator hereby covenants that:

(a) Name Change, Offices and Records. The Originator will not (i) change its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC), identity, corporate structure or location of books and records unless, at least fifteen (15) Business Days prior to the effective date of any such name change, change in corporate structure or change in location of books and records, the Originator notifies Buyer thereof and delivers to Buyer (or to the Administrative Agent, as Buyer’s collateral assignee) such financing statements (Forms UCC-1 and UCC-3) executed by the Originator (if required under applicable law) which Buyer (or the Administrative Agent, as Buyer’s collateral assignee) may reasonably request to reflect such name change, location change or change in corporate structure, together with such other documents and instruments that Buyer (or the Administrative Agent, as Buyer’s collateral assignee) may reasonably request in connection therewith and has taken all other steps to ensure that Buyer continues to have an exclusive perfected ownership or security interest in the Receivables originated by it, the Related Security related thereto and any Collections thereon, or (ii) change its jurisdiction of organization unless Buyer (and the Administrative Agent, as Buyer’s collateral assignee) shall have received from the Originator, prior to such change, (A) those items described in clause (i) hereof, and (B) if Buyer (or the Administrative Agent, as Buyer’s collateral assignee) shall so request, an opinion of counsel, in form and substance reasonably satisfactory to such Person, as to such organization and the Originator’s valid existence and good standing and the perfection and priority of Buyer’s ownership or security interest in the Receivables originated by the Originator and the Related Security and the Collections related thereto.

(b) Change in Payment Instructions to Obligors. The Originator will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (and the Administrative Agent, as Buyer’s collateral assignee) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. The Originator will not make any change to its Credit and Collection Policy that could adversely affect the collectibility of the Receivables originated or serviced by the Originator or decrease the credit quality of any such newly created Receivables. Except as otherwise permitted in its capacity as a permitted sub-Servicer pursuant to Article VIII of the Purchase Agreement, the Originator will not extend, amend or otherwise modify the terms of any Receivable originated or serviced by it or any Contract related thereto in any material respect other than in accordance with its Credit and Collection Policy.

(d) Sales, Liens. Except pursuant to the Transaction Documents, the Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable originated by it or the associated Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and the Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Originator. The Originator shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

(e) Accounting for Purchase. The Originator will not, and will not permit any Affiliate to, account for the transactions contemplated hereby in any manner other than as a sale by the Originator to Buyer of Receivables originated by the Originator and the associated Collections and Related Security.

ARTICLE V.

TERMINATION EVENTS

Section 5.1 Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event” with respect to the Originator:

(a) The Originator shall fail to make any payment or deposit required hereunder on or within one (1) Business Day after the date on which the same is required to be made.

(b) The Originator or Performance Guarantor shall fail to perform or observe any covenant contained in Section 4.1(l) or any provision of Section 4.2.

(c) (i) The Originator or Performance Guarantor shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 5.1) or any other Transaction Document to which it is a party and such failure shall continue for three (3) consecutive Business Days following the earlier to occur of (i) notice from Buyer (or the Administrative Agent or any Purchaser, as its collateral assignee) of such non-performance or non-observance, or (ii) the date on which a Responsible Officer of the Originator (or Performance Guarantor, as the case may be) otherwise becomes aware of such non-performance or non-observance.

(d) Any representation, warranty, certification or statement made by the Originator in this Agreement, any other Transaction Document or In any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect or misleading when made or deemed made in any material respect, provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(e) The Originator shall default, or the Performance Guarantor or any of its Subsidiaries (other than the Originator) shall default, in the payment when due of any principal or of or interest on any Material Indebtedness or shall fail to observe or perform any other agreement or condition relating to any such Material Indebtedness and such default has not been waived by the applicable lenders before the expiration of any applicable grace periods; or any other event or condition shall occur which results in a default under any such Material Indebtedness.

(f) (i) The Originator, Performance Guarantor or any of their respective Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii)

any proceeding shall be instituted by or against the Originator, Performance Guarantor or any of their respective Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, and in the case of any such proceeding instituted against (but not instituted by) it, either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property) shall occur or (iii) the Originator, Performance Guarantor or any of their respective Subsidiaries shall take any corporate action to authorize any of the actions set forth in the foregoing clauses (i) or (ii) of this subsection (f).

(g) A Change of Control or a Credit Agreement Change of Control shall occur with respect to the Originator or Performance Guarantor.

(h) One or more final judgments for the payment of money in an amount in excess of $15,000,000, individually or in the aggregate, shall be entered against the Originator or Performance Guarantor on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

Section 5.2 Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(f), or of an actual or deemed entry of an order for relief with respect to Performance Guarantor or the Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by the Originator to Buyer, The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer (or the Administrative Agent, as Buyer’s collateral assignee) otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI.

INDEMNIFICATION

Section 6.1 Indemnities by Originator. Without limiting any other rights that Buyer may have hereunder or under applicable law, the Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this

Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables originated by the Originator, excluding, however, in all of the foregoing cases:

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the United States, the Indemnified Party’s jurisdiction of organization (or, in the case of an individual, primary residence) or any other jurisdiction in which such Indemnified Party has established a taxable nexus other than in connection with the transactions contemplated hereby and by the Purchase Agreement on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization;

provided, however, that nothing contained in this sentence shall limit the liability of the Originator or limit the recourse of Buyer to the Originator for amounts otherwise specifically provided to be paid by the Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject to the exclusions in clauses (a), (b) and (c) above, the Originator shall indemnify Buyer for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Originator) relating to or resulting from:

(i) any representation or warranty made by the Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Document to which the Originator is a party or any. other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by the Originator to comply with any applicable law, rule or regulation with respect to any Receivable originated by it, or any Contract related thereto, or the nonconformity of any such Receivable or Contract with any such applicable law, rule or regulation or any failure of the Originator to keep or perform any of its obligations, express or implied, with respect to any such Contract;

(iii) any failure of the Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;

(iv) any products liability, environmental liability, personal injury or damage suit, or other similar claim arising out of or in connection with goods that are the subject of any Contract or any Receivable originated by the Originator;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable originated by the Originator (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

(vi) the commingling of Collections of such Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document to which the Originator is a party, the transactions contemplated hereby, the use by the Originator of the proceeds of any purchase from it hereunder or any other investigation, litigation or proceeding relating to the Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any such Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) (A) failure of the Originator generally to pay its debts as such debts become due or admission by the Originator in writing of its inability to pay its debts generally or any making by the Originator of a general assignment for the benefit of creditors; or (B) the institution of any proceeding by or against the Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (C) the taking by the Originator of any corporate action to authorize any of the actions set forth in clauses (A) or (B) above in this clause (ix);

(x) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, an exclusive perfected ownership interest in the Receivables originated by the Originator and the associated Related Security and Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any such Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of sale to Buyer or at any subsequent time; and

(xii) any action or omission by the Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable.

Section 6.2 Other Costs and Expenses. In addition to the obligations of the Originator under Section 6.1, the Originator agrees to pay on demand:

(a) all reasonable costs and expenses, including attorneys’ fees, in connection with the enforcement against the Originator of this Agreement and the other Transaction Documents executed by the Originator; and

(b) all stamp duties and other similar filing or recording taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents executed by the Originator, and agrees to indemnify Indemnified Parties against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or, following the occurrence and during the continuance of an Amortization Event, the Administrative Agent, as Buyer’s collateral assignee) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by the Originator and Buyer and, to the extent required under the Purchase Agreement, the Agents and/or the Purchasers.

Section 7.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3 Protection of Ownership Interests of Buyer.

(a) The Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or the Administrative Agent, as Buyer’s collateral assignee) may request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the Receivables Interests, or to enable Buyer (or, following the occurrence and during the continuance of an Amortization Event, the Administrative Agent, as Buyer’s collateral assignee) to exercise and enforce its (or their) rights and remedies hereunder, At any time, Buyer may, at the Originator’s sole cost and expense, direct the Originator to notify the Obligors of Receivables originated or serviced by it of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If the Originator fails to perform any of its obligations hereunder, Buyer may (but shall not be required to) perform, or cause performance of, such obligation, and Buyer’s costs and expenses incurred in connection therewith shall be payable by the Originator as provided in Section 6.2. The Originator irrevocably authorizes Buyer (and, from and after the occurrence and during the continuance of an Amortization Event, the Administrative Agent, as Buyer’s collateral assignee) at any time and from time to time in the sole discretion of Buyer (or the Administrative Agent), and appoints Buyer (and, from and after the occurrence and during the continuance of an Amortization Event, the Administrative Agent) as its attorney(ies)-in-fact, to act on behalf of the Originator (i) to execute on behalf of the Originator as debtor and to file financing statements necessary or desirable in Buyer’s sole discretion to perfect and to maintain the perfection and priority of the ownership interest of Buyer in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or, as applicable, the Administrative Agent) in its sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables, This appointment is coupled with an interest and is irrevocable.

Section 7.4 Confidentiality.

(a) Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letters and the other confidential or proprietary information with respect to the Originator (including, without limitation, confidential information with respect to its Obligors), the Administrative Agent, the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its officers and employees may disclose such information (i) to such party’s external accountants and attorneys and (ii) as required by any applicable law, regulation or order of any Judicial or administrative proceeding provided that each party shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

(b) Anything herein to the contrary notwithstanding, the Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to the

Administrative Agent and each of the Purchasers, (ii) to any prospective or actual assignee or participant of the Administrative Agent or any of the Purchasers, and (iii) to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Purchaser or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which any of the Purchasers acts as the administrative agent or administrator and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and, in the case of a Person described in clause (ii) above, agrees to be bound by the provisions of this Section 7.4. In addition, the Administrative Agent and each Purchaser may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) although each of them shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

Section 7.5 Bankruptcy Petition. The Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all Aggregate Unpaids under the Purchase Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 7.7 CONSENT TO JURISDICTION. THE ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY THE ORIGINATOR PURSUANT TO THIS AGREEMENT, AND THE ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM, NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST THE ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY THE ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 7.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY THE ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.9 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the Originator, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). The Originator may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may pledge and assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of the Originator, and hereby notifies the Originator that it has pledged and collaterally assigned its right, title and interest hereunder with respect to each Receivable in which the Purchasers have acquired any interest under the Receivables Purchase Agreement to the Administrative Agent, for the benefit of the Administrative Agent and each Purchaser under the Purchase Agreement. This Agreement shall create and constitute the continuing obligation of each of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.10 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

STREAM INTERNATIONAL INC.

By:	/s/ David R Wiedwald
Name:	David R Wiedwald
Title:	Treasurer

Address:	201 East Fourth Street Cincinnati, Ohio 45202 Attention: David R. Wiedwald Phone: (513) 723-7830 Email: david.r.wiedwald@convergys.com

CONVERGYS FUNDING INC.

By:	/s/ David R Wiedwald
Name:	David R Wiedwald
Title:	Treasurer

Address:	Circleport II Business Park 1101 Pacific Avenue Erlanger, KY 41018 Attention: David R Wiedwald

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.

“Administrative Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Agreement” means the Receivables Sale Agreement, dated as of June     , 2015 and effective as of May 31, 2015, among the Originator and Buyer, as the same may be amended, restated or otherwise modified.

“Amortization Event” has the meaning set forth in the Purchase Agreement.

“Authorized Officer” means, with respect to the Originator, its president, corporate controller, chief financial officer, treasurer or secretary.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period for the Originator shall commence on the date of the initial Purchase of Receivables from the Originator hereunder and the final Calculation Period shall terminate on its Termination Date.

“Change of Control” means Convergys shall cease to own, directly or indirectly, 100% of the outstanding voting stock of the Originator or Buyer.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Convergys” has the meaning set forth in the Preliminary Statements to the Agreement.

“Credit and Collection Policy” means the Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.

“Deemed Collections” means the aggregate of all amounts the Originator shall have been deemed to have received as a Collection of a Receivable sold by it. The Originator shall be deemed to have received a Collection (but only to the extent of the reduction or cancellation identified below) of a Receivable sold by it if at any time (i) the Outstanding Balance of any such Receivable is either (x)

reduced as a result of any defective or rejected goods, any discount or any adjustment or otherwise by the Originator (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article II were not true with respect to such Receivable at the time of its sale hereunder (in which case, the Originator shall be deemed to have received a Collection in an amount equal to the Outstanding Balance of such Receivable).

“Discount Factor” means, with respect to any Receivable, a percentage calculated to provide Buyer with a reasonable return on its investment in such Receivable after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivable and the cost to Buyer of financing its investment in such Receivable during such period and (ii) the risk of nonpayment by the related Obligor. The Originator and Buyer may agree from time to time to change the Discount Factor with respect to the Receivables originated by the Originator based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of a Purchase which occurred during any Calculation Period ending prior to the Calculation Period during which the Originator and Buyer agree to make such change.

“Effective Date” means May 31, 2015.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Initial Cutoff Date” means the close of business on May 31, 2015.

“Intended Characterization” means, for income tax purposes, the characterization of the acquisition by the Purchasers of Receivables Interests under the Purchase Agreement as a loan or loans by the Purchasers to the Seller secured by the Receivables, the Related Security and the Collections.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of the Originator, or of Convergys and its Subsidiaries, taken as a whole, (ii) the ability of the Originator to perform its obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) Buyer’s (or any of its assigns’) interest, or the Administrative Agent’s security interest, in the Receivables generally or in any Material portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any Material Portion of the Receivables, in each case, relating to Receivables sold by the Originator hereunder.

“Material Indebtedness” means (a) with respect to the Performance Guarantor and its Subsidiaries (other than the Originator), Indebtedness in excess of $25 million in aggregate principal amount and (b) with respect to the Originator, Indebtedness In excess of $15 million in aggregate principal amount.

“Material Portion” has the meaning provided in the Purchase Agreement.

“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the sum of (A) the aggregate Outstanding Balance of the Receivables at such time plus (B) the aggregate “Outstanding Balance of the Receivables” under and as defined in the Convergys Receivables Sale Agreement at such time, over (b) the sum of (i) the Aggregate Invested Amount outstanding at such time, plus (ii) the sum of (A) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination) and (B) the aggregate outstanding principal balance of the “Subordinated Loans” under and as defined in the Convergys Receivables Sale Agreement.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Original Balance” means, with respect to any Receivable coming into existence after the Initial Cutoff Date, the Outstanding Balance of such Receivable on the date it was created.

“Originator” has the meaning set forth in the preamble to the Agreement.

“Performance Guarantor” means Convergys.

“Performance Undertaking” has the meaning provided in the Purchase Agreement.

“Potential Termination Event” means an event which, without remedial action and with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Purchase” means each purchase pursuant to Section 1.2(a) of the Agreement by Buyer from the Originator of Receivables originated by the Originator and the Related Security and Collections related thereto, together with all related rights in connection therewith.

“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Purchase Price” means, with respect to any Receivable, the price to be paid by Buyer to the Originator for such Receivable and the Related Security and Collections with respect thereto in accordance with Section 1.3 of the Agreement, which price shall equal (i) the product of (x) the Original Balance of such Receivable, multiplied by (y) one minus the Discount Factor then in effect, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.4 of the Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.4 of the Agreement.

“Receivable” means all rights to payment arising from the sale of goods or the provision of services or both by the Originator under Contracts for self-service, agent-assisted and proactive customer management and/or care, and related technology solutions (and which may be identified on the specified account ledger with a code “30,223”), including, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or the Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Report” means a report, in substantially the form of Exhibit VII hereto (appropriately completed), furnished by the Originator to the Servicer pursuant to Section 4.1(l).

“Records” means, with respect to any Receivable, all Contracts, Invoices and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Related Security” means, with respect to any Receivable:

(i) all of the Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by the Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all enforcement rights or rights to receive payment with respect to service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of the Originator’s right, title and interest in each Lock-Box and each Collection Account, and

(vii) all proceeds of any of the foregoing.

“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (i) 10% of the sum of (A) the aggregate Outstanding Balance of all Receivables as of such date plus (B) the aggregate “Outstanding Balance of all Receivables” under and as defined in the Convergys Receivables Sale Agreement as of such date and (ii) $4,000,000.

“Responsible Officer” means, with respect to any Person, each of the following officers (if applicable) of such Person (or anyone performing substantially the same functions as the following officers typically perform): any of such Person’s Senior Officers, or such Person’s assistant treasurer, credit manager or controller.

“SEC” means the United States Securities and Exchange Commission or any successor regulatory body.

“Senior Officer” means, as to the Originator, the chief executive officer, president, chief financial officer, vice president, treasurer, or secretary.

“Servicer” means the Person who from time to time is designated as the “Servicer” under and as defined in the Purchase Agreement,

“Subordinated Loan” has the meaning set forth in Section 1.3(b) of the Agreement.

“Subordinated Note” means each promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.3 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Specified Contract” means a Contract which prohibits, restricts, or requires the consent of an Obligor to the assignment or transfer of, or the creation, attachment, perfection, or enforcement of a security interest in the rights of the Originator thereunder.

“Termination Date” means, as to the Originator, the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(f) with respect to the Originator or Performance Guarantor, (iii) the Business Day specified in a written notice from Buyer (or its assigns) to the Originator following the occurrence of any other Termination Event with respect to the Originator, and (iv) the date which is thirty (30) days after Buyer’s receipt of written notice from the Originator that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.

“Transaction Documents” means, collectively, this Agreement, each Collection Account Agreement, the Subordinated Notes, the Performance Undertaking and all other instruments, documents and agreements executed and delivered in connection herewith.

“Transfer” means a sale of Receivables pursuant to the Agreement.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II

Originator’s Chief Executive Office, Locations of Records; State of Incorporation and Organization

Number; Federal Employee Identification Number; Other Names

Name of Originator Address of Chief Executive Office and Records	State of Incorporation and Organization Number	Federal Employee Identification Number	Former Corporate Names; Trade Names; Assumed Names

Stream International Inc. 201 East Fourth Street Cincinnati, OH 45202	Delaware #150750480	#04-2776573	None

Exhibit III

Lock-boxes; Collection Accounts; Collection Banks

Account Holder	Post Office Box Address	Corresponding Account Number
Convergys Funding Inc.	1450 Solutions Center Chicago IL 60677-1004	1004387876

Exhibit IV

[Reserved]

Exhibit V

Credit and Collection Policy

[attached]

POLICY TITLE 2.0 - CORPORATE ACCOUNTING – CUSTOMER CREDIT AND COLLECTIONS POLICY Version # 1.2

POLICY

Title 2.0 – Corporate Accounting

Chapter 7.0 – Customer Credit and Collections Policy

This document is confidential and proprietary information of Convergys Corporation and shall not be reproduced, distributed, or disclosed without the prior written consent of Convergys Corporation.

POLICY TITLE 2.0 - CORPORATE ACCOUNTING – CUSTOMER CREDIT AND COLLECTIONS POLICY Version # 1.2

Document Controls:
Version Effective Date:
Reason for Revision:

The signatures below indicate the document has been reviewed and approved for its intended purpose by the listed approving Authority:

Approving Authority	Approved by
Board of Directors	☐
Executive Committee	☐
Privacy & Security Committee	☐
Compliance Committee	☒

Approver Signatures:

Process Owner:
	Signature:	Date:
	Name:	Laura Jones, Senior Manager Finance
Quality Reviewer: (Quality Reviewer’s signature confirms that Author, Process Owner,	Signature:	Date:
and Approving Authority are proper)	Name:	Taylor Greenwald, Vice President Finance

This document is confidential and proprietary information of Convergys Corporation and shall not be reproduced, distributed, or disclosed without the prior written consent of Convergys Corporation.

POLICY TITLE 2.0 - CORPORATE ACCOUNTING – CUSTOMER CREDIT AND COLLECTIONS POLICY Version # 1.2

Responsibility

1.0	The Corporate Legal and Corporate Compliance Departments, in conjunction with the Management Contact for this policy, are responsible for the ongoing interpretation, training, administration, revision and enforcement of this Corporate Policy.

Purpose

2.0	The purpose of this policy is to provide consistent standards for decision-making concerning customer credit and collections.

Scope

3.0	This policy applies to Convergys Corporation, its subsidiaries and all employees and governs all existing and/or new agencies signing on new clients.

Policy

4.0	Convergys will administer the following credit and collections policy to enable the collection and handling of accounts receivables in a timely manner.

5.0	Credit Application

5.1	All new clients that have limited or unfavorable credit history must complete a credit application. Large publically traded clients with a D&B 4A rating or better will not require credit applications. The Convergys salesperson or the Lead Desk Support will send the credit application to the client for completion.

5.2	All credit applications must be signed by a Convergys salesperson. The completed credit application must be sent to the Credit Department prior to being sent to New Business Development

6.0	Credit Evaluation

6.1	The Credit Department will utilize various tools available during the credit evaluation process to determine the clients’ credit worthiness. Such tools include, but may not be limited to, Dun & Bradstreet Reports and credit and/or bank references. If the client currently uses a teleservice center, Convergys may choose to contact that center for a reference.

6.2	The Credit Department will perform the credit evaluation within 72 hours of receiving the credit application and will notify the salesperson and Contract Administration of the billing terms, payment terms and the required security deposit.

This document is confidential and proprietary information of Convergys Corporation and shall not be reproduced, distributed, or disclosed without the prior written consent of Convergys Corporation.

POLICY TITLE 2.0 - CORPORATE ACCOUNTING – CUSTOMER CREDIT AND COLLECTIONS POLICY Version # 1.2

7.0	Security Deposits / Prepayments

7.1	A security deposit may be required for a client with less than 10 years of service and monthly revenue forecast of $10,000 or less. Amount, terms and conditions of the security deposit may vary depending on the credit worthiness of the client. The salesperson is responsible for collecting the agreed upon security deposit prior to any pre-work or set up of a new account. The security deposit received from a customer will be retained for the duration of the contract. Any amount owed to the client after shutdown and payment of all invoices will be refunded to the client.

7.2	In lieu of a security deposit, the Credit Department may require a client to establish a prepayment arrangement, under which payment must be received prior to any set up or service. Prepayments may be required for clients with monthly revenue projections that may exceed $10,000 and present a high risk of delinquency. The Credit Department will monitor the prepaid balance and, when necessary, bill the Client for an agreed upon amount to replenish the pre-payment. If payment is not received to replenish the account, Convergys may elect to suspend services until such payment is received or an exception is approved by the VP or SVP of Group Finance.

8.0	Invoices

8.1	Invoices will be billed on a monthly basis with a standard credit term of 30 days. Any deviation from the standard or recommended credit term must be approved by BU Executive or the VP or SVP of Group Finance.

8.2	Interest penalties may be imposed on unpaid amounts pursuant to the terms of the client contract. Any waiving of interest greater than the BU defined threshold is subject to written approval from the SVP of the Group Finance.

9.0	Account Monitoring and Collection

9.1	The Credit Department will continue to monitor and review existing clients’ credit worthiness throughout the term of the individual contracts. Clients will be contacted by the Credit Department between the 1st and 5th day before invoices are due to ensure the invoices are in process for timely payment.

9.2	The Credit Department will notify the Account Manager, salesperson and Finance team of any unfavorable response received from the client with respect to payment requests. The Credit Department may request the assistance of Sales and/or Account Management with the collection process as necessary.

This document is confidential and proprietary information of Convergys Corporation and shall not be reproduced, distributed, or disclosed without the prior written consent of Convergys Corporation.

POLICY TITLE 2.0 - CORPORATE ACCOUNTING – CUSTOMER CREDIT AND COLLECTIONS POLICY Version # 1.2

9.3	Convergys may send a suspension notice, (subject to contract provisions), to notify the client of a possible election by Convergys to terminate the contract if payment is not received within 7 days of the date of the suspension notice. Any suspension of service or termination of contract must be approved by BU General Manager/SVP or above.

9.4	Non-payment of the account balance by more than 60 days may be turned over to the Corporate Legal Department and/or Dun & Bradstreet depending on the dollar amount.

10.0	Any exceptions to this policy must be routed through the Credit Department and approved by the VP or SVP of Group Finance.

Revision History

Ver. No.	Revision Date DD-MMM-CCYY	Author’s First Initial and Last Name	Reason for Revision / Description of Changes
1.1	NOV 2008	Tim Wesolowsi	New policy format
5.1	JAN 2015	Laura Jones	Policy amendment

This document is confidential and proprietary information of Convergys Corporation and shall not be reproduced, distributed, or disclosed without the prior written consent of Convergys Corporation.

Exhibit VI

[Form of] Subordinated Note

SUBORDINATED NOTE

May 31, 2015

1. Note. FOR VALUE RECEIVED, the undersigned, Convergys Funding Inc., a Kentucky corporation (“SPV”), hereby unconditionally promises to pay to the order of Stream International Inc., a Delaware corporation (“Originator”), in lawful money of the United States of America and in immediately available funds, on the date following Termination Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to the Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchases (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Originator to SPV pursuant to and in accordance with the terms of that certain Receivables Sale Agreement, dated as of June     , 2015 and effective as of May 31, 2015, among Originator and SPV (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.3 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2. Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to LMIR; provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate of LMIR plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3. Principal Payments. Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.

4. Subordination. Originator shall have the right to receive, and SPV shall make, any and all payments relating to the loans made under this Subordinated Note provided that, after giving effect to any such payment, the aggregate Outstanding Balance of Receivables (as each such term Is defined in the Receivables Purchase Agreement hereinafter referred to) owned by SPV at such time exceeds the sum of (a) the Aggregate Unpaids (as defined in the Receivables Purchase Agreement) outstanding at such time under the Receivables Purchase Agreement, plus (b) the aggregate outstanding principal balance of all loans made under this Subordinated Note. Originator hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, Originator shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of SPV owing to the Administrative Agent or any Purchaser under that certain Receivables Purchase Agreement dated as of June 30, 2009 by and among SPV, Convergys Corporation, as initial Servicer, the Scotiabank Group (as defined therein), the Scotiabank Group Agent (as defined therein), various Purchasers (as defined therein) from time to time party thereto, and Wells Fargo Bank, N.A., as the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Administrative Agent and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which all “Capital” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not institute against SPV any proceeding of the type described in Section 5.1(f) of the Sale Agreement unless and until the Collection Date has occurred. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of this Section 4, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Administrative Agent for the benefit of the Senior Claimants.

5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(f) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Aggregate Invested Amount and the Senior Claim (including “CP Costs” and “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such CP Costs or Yield is an allowable claim in any such proceeding) before Originator Is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Administrative Agent for the benefit of the Purchasers.

7. GOVERNING LAW. THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT NEW YORK, NEW YORK, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL

BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Originator without the prior written consent of the Administrative Agent, and any such attempted transfer shall be void.

CONVERGYS FUNDING INC.

By:
Name:
Title:

Schedule

to

SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

DATE	AMOUNT OF SUBORDINATED LOAN	AMOUNT OF PRINCIPAL PAID	UNPAID PRINCIPAL BALANCE	NOTATION MADE BY (INITIALS)

Exhibit VII

[Form of] Receivables Report for the Originator

Originator Name:

Period: [            , 1, 20    ] to [            , 1, 20    ]

Outstanding Balance of Receivables Sold:	[A]	$
Less: Ineligible Receivables Sold	[B]	($	)
Equals: Eligible Receivables Sold	[C]	$

Outstanding Balance of Receivables Sold:	[A]	$
Times: Discount Factor	[D]	$
Equals: Purchase Price	[E]	$

Purchase Price:	[E]	$
Less: Increase in Subordinated Loans	[F]	($	)
Equals: Purchase Price Payable in Cash	[G]	$

Schedule A

DOCUMENTS TO BE DELIVERED TO BUYER

ON OR PRIOR TO THE PURCHASE

[SEE PART I OF SCHEDULE B TO THE PURCHASE AGREEMENT]